EXHIBIT 99.1

Home BancShares and Centennial Bank Announce FDIC-Assisted Acquisition of Loans and Deposits

CONWAY, Ark., Feb. 27, 2015 (GLOBE NEWSWIRE) -- Centennial Bank ("Centennial"), a wholly-owned subsidiary of Home BancShares, Inc. (Nasdaq:HOMB), announced today it has acquired all the deposits and substantially all the assets of Doral Bank's Florida Panhandle operations ("Doral Florida") through an alliance agreement with Banco Popular of Puerto Rico ("Popular") who was the successful lead bidder with the Federal Deposit Insurance Corporation ("FDIC") on the failed Doral Bank of San Juan, Puerto Rico.

Depositors of Doral Florida will automatically become depositors of Centennial, and their deposits will continue to be insured by the FDIC up to the legal limit. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Doral Florida locations will open under regular business hours on Saturday, February 28, 2015, as branches of Centennial. Additionally, checks drawn on Doral Florida will continue to be processed, and loan customers should continue to make their payments as usual.

During the interim period, Doral Florida customer accounts will be transitioned to Centennial accounts with customers ultimately enjoying the benefits of Centennial's convenient locations, plus an extensive selection of products and services.  Centennial has entered into a transition service agreement with Popular until Centennial and Doral Florida convert to a single operating system, which is anticipated to occur July 17, 2015.  Doral Florida customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country's most respected community banking institutions.  Customers, vendors and employees should continue to operate business as usual.

"We are excited to grow our Florida Panhandle franchise through this FDIC-assisted acquisition. Centennial welcomes the customers of Doral Florida to our banking organization.  We want to encourage the customers of Doral Florida to continue to conduct business as normal and to be confident in knowing they will be banking with a strong, community banking oriented financial institution," said Tracy French, Chief Executive Officer of Centennial.  "Our local Centennial team has been deployed to assist in the weekend resolution process. We are working with Popular to ensure the integration process is as seamless as possible for all of our customers and anticipate another solid transition, similar to our experiences with our previously completed FDIC-assisted acquisitions."

Financial Highlights

  The acquisition is expected to provide Centennial:
    Loans of approximately $42.2 million before loan discounts,
    Deposits of approximately $466.0 million including $339.5 million of time deposits and $126.5 million of transaction and savings accounts,
    Plus a significant cash settlement to balance the transaction.
  There is no loss-share with the FDIC in the acquired assets.
  Doral Florida operates five branch locations in Panama City, Panama City Beach and Pensacola, Florida plus a loan production office in Tallahassee, Florida.  Prior to the acquisition, Centennial operates 29 branch locations in the Florida Panhandle. As a result, Centennial plans to evaluate these additional locations for potential branch operational efficiencies over the coming days.  It is anticipated there will be closings after the July 17th systems conversion.
  This transaction is expected to have the following financial impact on the Company:
    The Company is buying the assets at a discount of approximately $5.9 million which is expected to yield a one-time pre-tax bargain purchase gain of approximately $2.0 million,
    Excluding any one-time bargain purchase gain, the transaction will be slightly accretive to pre-tax net income after the branch efficiencies are achieved,
    Excluding any one-time bargain purchase gain, the transaction will be slightly accretive to diluted earnings per share after the branch efficiencies are achieved,
    Immediately accretive to both book value per share and tangible book value per share as a result of an anticipated one-time bargain purchase gain.

Upon completion of the acquisition, the Company will continue to remain well in excess of "well capitalized" by regulatory standards, with no additional capital required to support this transaction.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial has locations in Arkansas, Florida and South Alabama. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

CONTACT: FOR MORE INFORMATION CONTACT

         Home BancShares, Inc.
         Brian S. Davis
         Investor Relations Officer
         (501) 328-4770

         Centennial Bank
         Bob Birch
         Regional President
         (501) 603-3811